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                                                                     EXHIBIT 11

              STATEMENT REGARDING COMPUTATION OF LOSS PER SHARE

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                                        YEAR ENDED DECEMBER 31,

                                    1995          1996          1997


HISTORICAL:
Weighted average common shares
outstanding                        77,586        77,586        1,283,359

Net loss                           $(1,959,874)  $(5,577,688)  $(3,072,470)

  Net loss per common share        $(25.26)      $(71.89)      $(2.39)


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                                        YEAR ENDED DECEMBER 31,

                                    1995          1996          1997



PRO FORMA:
Weighted average common shares
outstanding                        77,596       77,586         1,283,359
Weighted average preferred
shares outstanding                 4,045,295    6,758,094      6,924,947


    Total                          4,122,881    6,835,680      8,208,306


Net loss                           $(1,959,874) $(5,577,688)   $(3,072,470)
Pro forma net loss per share       $(.48)       $(.82)         $(.37)


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